WILLIAMS ANNOUNCES CLOSING THE SALE OF WILTEL'S NETWORK FOR $2.5 BILLION IN
CASH


         TULSA -- The Williams Companies, Inc. announced today the closing of the sale of the network services operations of WilTel to LDDS Communications, Inc. for $2.5 billion in cash.

         The company plans to use portions of the proceeds to pay off short term credit facilities, fund the recently announced tender offer for Transco Energy Company, finance its ongoing capital expansion program and other uses.

         Williams retains certain other WilTel business units -- WilTel Communications Systems, a national telecommunications equipment supplier and service company, and Vyvx, which operates a national video network specializing in broadcast television applications.

         Williams is listed on the New York and Pacific stock exchanges under the symbol WMB. The company also owns three interstate pipeline systems, major natural gas gathering and processing facilities and provides a variety of other services to the energy industry.